CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT, dated as of February 1, 2011 (this "Agreement"), is between Parallax Diagnostics, Ltd. a Delaware Corporation, (hereinafter "Company"), and Grant Park Global LLC, an Illinois limited liability company (hereinafter "Consultant" and along with Company, each a "Party" and together the "Parties").

     WHEREAS, Company is the premier provider of mobile, point-of-care molecular diagnostics, screening, monitoring, testing technologies and data management services; and

     WHEREAS, Company desires to retain the professional consulting services of Consultant on a non-exclusive basis to identify customers, business opportunities, partners and relationships, for the purpose of sales, marketing and distribution of "Company Products and Services" as defined herein, and Company desires to appoint Consultant as its non-exclusive representative for such purposes pursuant to the terms and conditions contained herein;

     NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

I.	DEFINITIONS
	A.	Company’s Products and Services: As used in this Agreement, the term "Company’s Products and Services" shall mean any form of the Company’s products or services as described on Attachment A attached to this Agreement. Attachment A will be updated as additional products and services are developed by the Company.
	B.	Consultant Customer: As used in this Agreement, the term "Consultant Customer" shall mean one or more individuals, firms, entities or persons that Consultant introduces to Company for the purpose of purchasing, licensing, distribution, joint venture partnership or other commercial use of Company’s Products and Services. Consultant shall notify Company in writing, by electronic mail (email), or facsimile, of each proposed Consultant Customer that Consultant wishes to introduce to Company. Company shall have the right to reject proposed Consultant Customer(s) put forward by Consultant, but Company agrees that approval of proposed Consultant Customer(s) put forward by Consultant will not be unreasonably withheld. Each Consultant Customer that is mutually approved by both Consultant and Company shall be listed on Attachment B of this Agreement. Attachment B will be updated as additional Consultant Customers are approved.
	C.	Completed Sale Gross Revenue: As used in this Agreement, the term "Completed Sale Gross Revenue" shall be deemed to mean the Total Realized Contract Value, including renewal term value, of a commercial transaction entered into during the term of this Agreement by and between a Consultant Customer and Company related to Company’s Products and Services, in any form, including but not limited to, a direct purchase and/or under license agreement or JVE (as defined herein). For purposes of this definition, "Total Realized Contract Value" shall be deemed to mean the aggregate actual payments received on any given contract over the term of the contract and shall accrue as such payments are received by Company.
	D.	Confidential Data: As used in this Agreement, the term "Confidential Data" includes but is
	not	limited to confidential information regarding either Party’s work papers, concepts,
	formulas,	techniques, strategies, components, programs, reports, studies, memoranda,
	correspondence,	materials, manuals, records, data, technology, products, plans, research,
	service,	design information, procedures, methods, documentation, policies, pricing, billing,
	customer	lists and leads, and any other technical data, information and know-how which

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relate to or are otherwise useful to either Party’s business and which either Party considers proprietary and desires to maintain confidential
E.	Success Fee: A fee paid by Company to Consultant after the completion of a legal transaction between Company and Consultant Customer. The fee will be based off money paid to Company by Consultant Customer for either upfront payments made to Company or from product (or service) sales made to Company by Consultant Customer. The structure of the Success Fee is described in section V. below.
F.	Joint Venture Entity ("JVE"): As used in this Agreement, the term "JVE" shall be deemed to mean a business entity formed by and between Company and Consultant Customer for the purpose of combining their respective assets, expertise, financial resources, skills, experience, and knowledge in the furtherance of a particular project or undertaking related to the Company's Products and Services.
II.	APPOINTMENT OF INDEPENDENT REPRESENTATIVE
	A.	Consultant is an independent contractor (advisor/broker) in the performance of the Services, as defined herein, under this Agreement and shall determine the method, details and means of performing the Services. Consultant shall have no authority to enter into any binding agreements on behalf of Company or to take any other action on behalf of Company without Company’s prior written consent.
	B.	The Company hereby engages Consultant, to the fullest extent permissible under law, as provider of the Services. Consultant hereby accepts such appointment on the terms and subject to the conditions stated herein. Such appointment shall be effective as of the effective date of this Agreement.
III.	OBLIGATIONS OF REPRESENTATIVE AND COMPANY
A. Obligations of Consultant
	1.	During the term of this Agreement, Consultant shall provide Company the following services on a non-exclusive basis: (a) advise Company on attracting and retaining national and international customers of Company's Products & Services; and, (b) assist Company in development of a sales and marketing strategy for Consultant Customers related to Company Products and Services (collectively, the "Services").
B. Obligations of Company
	1.	During the term of this Agreement, Company shall reasonably cooperate with Consultant and make available to Consultant such employees, information, materials, documentation; training and similar resources as reasonably required for Consultant to effectively provide the Services.
	2.	Company shall at all times supply to Consultant all the marketing materials, documentation, brochures and other publications of the Company related to Company Products and Services.

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IV.	EXPENSES
Company shall reimburse Consultant for pre-approved reasonable and ordinary expenses including travel, lodging, entertainment and other expenses related to networking to achieve target meetings with Consultant Customers. The Parties acknowledge and agree that all expenses over five hundred ($500.00) dollars shall be pre-approved in writing by Company prior to the Company assuming responsibility for reimbursement to Consultant.
V.	COMPENSATION
	A.	Advisory Fee. For providing the Services, Company shall pay to Consultant, on a monthly basis, an advisory fee of five thousand dollars ($5,000) (the "Advisory Fee") for the first six months of this Agreement and seven thousand five hundred dollars ($7,500) per month thereafter. The Advisory Fee is due and payable on or before the 15th day of each month. In addition to the monthly fee, Company will provide Consultant 25,000 stock warrants at a price of $0.50 if this Agreement is executed prior to Company being
		traded	on the public market. If the Agreement is executed after the Company’s stock is publically traded then the strike price of the warrant will be equal to the price of the last trade on the day this agreement is executed. The Company shall issue an additional
		75,000	stock warrants when the total Completed Gross Sales Revenue exceeds five (5)
million dollars. The strike price of these warrants will be equal to the price of the last trade on the date that the Completed Gross Sales Revenue exceeds five (5) million dollars.
	B.	Success Fees. As compensation for completed transactions with Consultant Customers, Company shall pay Consultant a Success Fee calculated as follows:
		a.	Company shall pay Consultant a fee equal to five percent (5%) of the aggregate gross proceeds of the first ten (10) million dollars of any upfront payments made by Consultant Customers to Company that are not payments for Company's Products and Services, including but not limited to License Fees or Joint Venture Payments received by Company from Consultant Customer.
Additionally, Company shall pay Consultant a cash fee based on the "Lehman Formula" for the upfront fees that are over ten (10) million dollars.
For the purpose of this Agreement, Lehman Formula shall be structured as follows: 5% of the first million dollars, 4% of the second million; 3% of the third million; 2% of the fourth million; and 1% of each million thereafter.
		b.	Company shall pay Consultant a fee based on a percent of Completed Gross Sale Revenue for each specific Consultant Customer. The fee to Consultant will be five (5%) percent of the Completed Gross Sale Revenue for the first five years and three (3%) percent of the Completed Gross Sale Revenue for the next three years.
The Success Fees shall be due and payable within 45 days of Company receiving payments from Consultant Customers. All payments shall be made in U.S. currency and will reflect any currency variation. To the extent that Completed Gross Sales Revenues
		accrue	following the termination of this Agreement, for any reason, then the Company shall continue to have the obligation to pay Consultant a monthly Success Fee, as set forth in Section VII(C).

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VI.	REPRESENTATIONS, WARRANTIES AND COVENANTS
	A.	Execution. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, constitute a material default under any existing agreement, indenture, or other instrument to which either Company or Consultant is a party or by which either Party may be bound or affected.
	B.	Independent Contractor. Consultant shall be an independent contractor, and not an agent or employee of Company. Consultant shall have no right or authority to enter into any agreements on behalf of Company.
	C.	Corporate Authority. Both Company and Consultant have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.
	D.	Authorized Signatures. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective entities.
VII.	TERM AND TERMINATION
	A.	This Agreement shall be effective upon its execution and shall remain in effect for a minimum period of three (3) months (the "Initial Period") and until such time as it is terminated as provided in this Section VII.
	B.	Either Party may terminate this Agreement at the end of the Initial Period by providing the other Party with a minimum of ten (10) days advance written notice of such election to terminate at the end of the Initial Period. After the Initial Period, either Party may terminate this Agreement by providing the other Party with a minimum of thirty (30) days advance written notice of such election to terminate.
	C.	Notwithstanding the foregoing, Company shall remain obligated and shall pay to Consultant the Success Fees following the termination of the Agreement, for any reason, related to any commercial transaction(s) entered into with Consultant Customers prior to the effective date of termination for the full duration or term of such commercial transaction(s). The Parties agree that this Section VII (C) shall survive the termination of this Agreement.
VIII.	CONFIDENTIAL DATA
	A.	Except for its employees, agents and independent contractors, each Party shall not divulge to others, any Confidential Data obtained by a Party as a result of its engagement hereunder, unless authorized, in writing by the other Party.
	B.	Each Party agrees that it will not make use, either directly or indirectly, of any Confidential Data of the other Party for the benefit or purpose of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, except with the express prior written authorization of the other Party.
	C.	The Parties agree that this Section VIII shall survive the termination of this Agreement.

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IX.	OTHER MATERIAL TERMS AND CONDITIONS
	A.	Non-Circumvention. Company hereby covenants that it, and all of its affiliated companies, agents, employees, successors in interest or assigns, will not, during this Agreement’s term and during the term or duration of any commercial transaction entered into during the term of this Agreement between Company and Consultant Customer(s), engage in Non- Circumvention Conduct with Consultant Customers. "Non-Circumvention Conduct" means contacting, discussing or transacting business with Consultant Customers, without the prior knowledge and written consent of Consultant; provided, however, that it does not include contacting, discussing or transacting business with Consultant Customers on any matter or potential commercial transaction that is not directly related to any commercial transaction entered into during the term of this Agreement.
	B.	Audit Rights. Consultant shall have the right to access the books and records of Company and its affiliates and to have an independent certified public accountant selected and retained by Consultant (and at Consultant’s expense) to inspect and examine such books of Company during regular business hours for the purpose of verifying the accuracy of the Completed Sales Gross Revenues and related compensation referred to in Section V and VII(C). Such access shall be conducted after thirty (30) days' prior written notice to Company and during ordinary business hours, will be conducted in a manner that is not disruptive to Company's operations, and shall not be more frequent than once per annum. If during the course of an audit, the independent certified public accountant's report shows any underpayment by Company, (a) Company shall pay to Consultant within thirty (30) days after Company's receipt of such report, the amount of such underpayment, (b) if such underpayment exceeds five percent (5%) of the total amount owed for the period then being audited, the reasonable fees and expenses of any independent accountant performing the audit on behalf of
	Consultant.	Any audit or inspection conducted under this Agreement by Consultant or its
	agents	or contractors will be subject to the confidentiality provisions of this Agreement, and
	Consultant	will be responsible for compliance with such confidentiality provisions by such
	agents	or contractors.
	If	any dispute arises under this Section IX.B. between the Parties relating to fee payments to
	Consultant,	and the Parties cannot resolve such dispute within thirty (30) days of a written
	request	by either Party to the other Party, the Parties shall hold a meeting, attended by the
	Chief	Executive Officer or President of each party (or their respective designees), to attempt
	in	good faith to negotiate a resolution of the dispute. If, within sixty (60) days after such
	meeting	request, the Parties have not succeeded in negotiating a resolution of the dispute,
	either	Party may pursue any other available remedy, including, upon prior written notice to
	the	other Party, instituting legal action.
	C.	Indemnification. Each Party indemnifies and holds harmless the other Party from and against
	any	and all liabilities, losses, damages, claims or causes of action, and any connected
	expenses	(including reasonable attorneys’ fees) that are caused, directly or indirectly, by or as
	a	result of the performance by such Party or its employees or agents, provided that nothing
	herein	shall be construed to require such Party to indemnify the other Party from or against
	the	negligent acts of the other Party or its employees or agents.
	D.	Additional Instruments. Each Party shall, from time to time, at the request of the other
	Party,	execute, acknowledge and deliver to the other Party any and all further instruments that
	may	be reasonably required to give full effect and force to the provisions of this Agreement.
	E.	Entire Agreement. Each Party hereby covenants that this Agreement is intended to, and does
	contain	and embody herein, all of the understandings and agreements, both written and oral,
	of	the Parties with respect to the subject matter of this Agreement, and that there exist no oral

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agreements or understandings, expressed or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.
F.	Laws of the State of Illinois. This Agreement shall be deemed to made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Illinois. In the event of controversy arising out the interpretation, construction, performance, or breach of this Agreement, the Parties hereby agree and consent to the jurisdiction and venue of the District or County Court of Cook County, Illinois.
G.	Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the Parties hereto and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the Parties hereto shall be binding upon their respective successors and assigns. The Parties acknowledge and agree that neither Party may assign its rights under this Agreement without the express written consent of the other Party, which will not be unreasonably withheld.
H.	Originals. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement. Facsimile copies with signatures shall be given the same legal effect as an original.
I.	Addresses of Parties. Each Party shall at all times keep the other informed of its principal place of business if different from that stated in the signature block of this Agreement, and shall promptly notify the other Party of any change, giving the address of the new principal place of business.
J.	Modification or Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed by each of the Parties. The failure of any Party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar
nature	or of any other nature.
K.	Attorney’s Fees. If any arbitration, litigation, action, suit or other proceeding is instituted to
remedy,	prevent or obtain relief from a breach of this Agreement, in relation to a breach of
this	Agreement or pertaining to a declaration of rights under this Agreement, the prevailing
Party	will recover all such Party’s attorneys’ fees incurred in each and every such action, suit
or	other proceeding, including any and all appeals or petitions therefrom. As used in this
Agreement,	attorneys’ fees will be deemed to be the full and actual cost of any legal services
actually	performed in connection with the matters involved, including those related to any
appeal	or the enforcement of any judgment calculated on the basis of the usual fee charged by
attorneys	performing such services.
L.	Notices. All notices that are required to be or may be sent pursuant to the provisions of this
Agreement	shall be sent by electronic mail (email), facsimile, certified mail with return
receipt	requested, or by overnight package delivery service to each Party at the address
appearing	below, and shall count from the date of mailing or the validated air bill.
M.	Survival. All representations, warranties and covenants set forth in Section VI shall survive
the	expiration of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Consulting Agreement to be executed by their duly authorized officers as of the day and year first above written.

Parallax Diagnostics, Ltd 1327 Ocean Ave Suite B Santa Monica, CA 90401 Facsimile: By: J. Michael Redmond Chief Executive Officer	Grant Park Global LLC 221 North LaSalle St, Suite 2200 Chicago, IL 60601 Facsimile: By: Michael Axelrod Managing Member

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Attachment A

FDA 510K Approved Tests and 510k number

o	Rubella	K892051
o	CMV	K884842
o	Rotavirus	K884017
o	Infectious Mononucleosis	K890041
o	Target Strep A	K880460
o	Target Aso Test	K910073
o	Target Reader	K885254

Products in Development:
CD4 Test

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Attachment B

Consultant Customer:

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